Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement of Renaissance Acquisition Corp. on Form S-4 and related Proxy Statement/Prospectus of our report dated September 15, 2008, with respect to the financial statements of Xtension Services, Inc. as of July 1, 2007 and for the period from January 1, 2007 to July 1, 2007; our report dated September 22, 2008, with respect to the financial statements of First Communications, LLC as of July 1, 2007 and for the period from January 1, 2007 to July 1, 2007; and our report dated March 29, 2007, with respect to the financial statements of First Communications, LLC as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004.  We also consent to the reference of our firm under the caption “Experts” in such Registration Statement.

/s/ Bober, Markey, Fedorovich & Company

Bober, Markey, Fedorovich & Company

Akron, Ohio

October 17, 2008